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                                                                  EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-20143) and related prospectus supplement of Jameson Inns, Inc. for the registration of 1,200,000 shares of 9.25% Series A Cumulative Preferred Stock, Liquidation Preference $25 per Share and to the incorporation by reference therein of our reports dated February 12, 1998, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and the financial statements of Jameson Operating Company II, LLC and its predecessor Jameson Operating Company, included in the Annual Report on Form 10-K of Jameson Inns, Inc. for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                   ERNST & YOUNG LLP






Atlanta, Georgia
March 12, 1998